EXHIBIT 10.2

NON-SOLICITATION, NON-COMPETITION

AND CONFIDENTIALITY AGREEMENT

The undersigned enter into this NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (the “Agreement”) between Gentiva Health Services, Inc. including its subsidiaries, affiliates, divisions, successors, and related entities (“Gentiva”) and                                                       (“Employee”), effective the date signed below by Employee.

Employee acknowledges and agrees that Gentiva is engaged in the highly competitive business of providing home healthcare and hospice services. Gentiva’s engagement in this business has involved and continues to involve the expenditure of substantial amounts of money and the use of skills developed over a long period of time. As a result of these investments of money, skill and time, Gentiva has developed and will continue to develop certain valuable Trade Secrets and Confidential Information that are peculiar to Gentiva’s business and the disclosure of which would cause Gentiva great and irreparable harm. Gentiva also has invested a great deal of time and money in developing relationships with its employees, vendors, patients and referral sources.

Employee acknowledges and agrees that in rendering services to Gentiva, Employee will be exposed to and learn much information about Gentiva’s business, including valuable Confidential Information and Trade Secrets, which Employee would not have access to if not for Employee’s employment with Gentiva and which it would be unfair to disclose to others, or to use to Gentiva’s disadvantage.

Employee acknowledges and agrees that the restrictions contained in this Agreement are necessary and reasonable to protect Gentiva’s legitimate business interests in its Trade Secrets, valuable Confidential Information, relationships and goodwill with its employees and relationships and goodwill with its existing and prospective vendors, patients and referral sources.

Employee acknowledges that Employee’s skills, education and training qualify Employee to work and obtain employment which does not violate this Agreement and that the restrictions in this Agreement have been crafted as narrowly as reasonably possible to protect Gentiva’s legitimate business interests in its Trade Secrets, valuable Confidential Information, relationships and goodwill with its employees and relationships and good will with its existing and prospective vendors, patients and referral sources.

In consideration of the mutual promises and obligations in this Agreement, including but not limited to, Gentiva employing and/or continuing to employ Employee as an at-will employee, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Gentiva and Employee agree as follows:

1.	Non-Solicitation of Patients

Employee agrees that during Employee’s employment with Gentiva and for a period of two (2) years after termination of Employee’s employment with Gentiva, either with or without cause upon the initiative of either Gentiva or Employee, Employee will not solicit or attempt to solicit (either directly or by assisting others) any business from Gentiva’s patients or prospective patients which are actively being sought by Gentiva at the time of Employee’s termination for the purpose of providing services that are competitive with the type of services provided by Gentiva at the time of Employee’s termination. This restriction shall apply only to patients and prospective patients with whom Employee had Material Contact during the last two years of Employee’s employment with Gentiva. For purposes of this Section 1 “Material Contact” means contact between Employee and an existing or prospective patient of Gentiva: (a) with whom Employee dealt on behalf of Gentiva within two years prior to the date of Employee’s termination; (b) whose dealings with Gentiva were coordinated or supervised by Employee within two years prior to the date of Employee’s termination; (c) about whom Employee obtained confidential information in the ordinary course of business as a result of Employee’s association with Gentiva within two years prior to the date of Employee’s termination; or, (d) who receives services authorized by Gentiva, the sale or provision of which results or resulted in compensation, commissions, or earnings for Employee within two years prior to the date of Employee’s termination.

2.	Non-Solicitation of Referral Sources

Employee agrees that during Employee’s employment with Gentiva and for a period of two (2) years after termination of Employee’s employment with Gentiva, either with or without cause upon the initiative of either Gentiva or Employee, Employee will not solicit or attempt to solicit (either directly or by assisting others) any business or referrals from Gentiva’s referral sources or prospective referral sources which are actively being sought by Gentiva at the time of Employee’s termination for the purpose of providing services that are competitive with the type of services provided by Gentiva at the time of Employee’s termination. This restriction shall apply only to referral sources and prospective referral sources with whom Employee had Material Contact during the last two years of Employee’s employment with Gentiva. For purposes of this Section 2 “Material Contact” means contact between Employee and an existing or prospective referral source of Gentiva: (a) with whom Employee dealt on behalf of Gentiva within two years prior to the date of Employee’s termination; (b) whose dealings with Gentiva were coordinated or supervised by Employee within two years prior to the date of Employee’s termination; (c) about whom Employee obtained confidential information in the ordinary course of business as a result of Employee’s association with Gentiva within two years prior to the date of Employee’s termination; or, (d) who refers services authorized by Gentiva, the sale or provision of which results or resulted in compensation, commissions, or earnings for Employee within two years prior to the date of Employee’s termination.

3.	Non-Solicitation of Employees

Employee agrees that during Employee’s employment with Gentiva and for a period of two (2) years after termination of Employee’s employment with Gentiva, either with or without cause upon the initiative of either Gentiva or Employee, Employee will not recruit, hire or attempt to recruit or hire, or solicit or encourage to leave their employment with Gentiva (either directly or by assisting others) any other employee of Gentiva with whom Employee had Material Contact during the last two years of Employee’s employment with Gentiva. For purposes of this Section 3 “Material Contact” means contact for the purpose of furthering Gentiva’s business.

4.	Non-Competition

Employee agrees that during Employee’s employment with Gentiva, Employee will not (either directly or by assisting others) compete with Gentiva or engage in any activity or pursue any interest that in any way conflicts with Gentiva’s interests.

Employee further agrees that for a period of two (2) years after termination of Employee’s employment with Gentiva, either with or without cause upon the initiative of either Gentiva or Employee, Employee shall not (either on Employee’s own behalf or on another’s behalf) perform job activities of the type Employee conducted or provided for Gentiva within the two years prior to Employee’s termination, for purposes of providing services that are competitive with services provided by Gentiva at the time of Employee’s termination. This restriction shall apply only within the territory where Employee is working for Gentiva at the time of Employee’s termination. Employee and Gentiva agree and acknowledge that the territory where Employee is working for Gentiva at the time of Employee’s termination includes the geographic territory within: (a) a 20 mile radius of every Gentiva office or facility over which or in which Employee had job responsibilities at the time of Employee’s termination; (b) a 20 mile radius of every Gentiva office or facility which is included in Employee’s geographic territory of job responsibility at the time of Employee’s termination; and, (c) a 50 mile radius of Employee’s primary place of employment at the time of Employee’s termination. Employee agrees that because of the nature of Gentiva’s business, the nature of Employee’s job responsibilities, and the nature of the Confidential Information and Trade Secrets of Gentiva to which Gentiva will give Employee access, any breach of this provision by Employee would result in the inevitable disclosure of Gentiva’s Trade Secrets and Confidential Information to its direct competitors.

5.	Confidentiality

During Employee’s employment with Gentiva and at any time after the termination of Employee’s employment with Gentiva, either with or without cause upon the initiative of either Gentiva or Employee, Employee will not publish or disclose, use for Employee’s own benefit or the benefit of others, or divulge or convey to others, any Trade Secrets of Gentiva or that of third parties obtained by Employee in the course of Employee’s employment with Gentiva. “Trade Secret” means any and all information, knowledge or data in any form whatsoever, tangible or intangible, that is considered a trade secret under applicable law. This promise of confidentiality is in addition to, and does not limit, any common law or statutory rights of Gentiva to prevent disclosure, publication or use of its Trade Secrets.

Employee further agrees that during Employee’s employment with Gentiva and at any time after the termination of Employee’s employment with Gentiva, either with or without cause upon the initiative of either Gentiva or Employee, Employee will not publish or disclose, use for Employee’s own benefit or the benefit of others, or divulge or convey to others, any Confidential Information of Gentiva. “Confidential Information” means any and all Gentiva data and information in any form whatsoever, tangible or intangible, which: relates to the business of Gentiva, regardless of whether the data or information constitutes a Trade Secret; is disclosed to Employee or of which Employee became aware as a consequence of Employee’s relationship with Gentiva; has value to Gentiva; and is not generally known to Gentiva’s competitors. Confidential Information includes Gentiva’s Trade Secrets, Gentiva’s methods of operation, names of Gentiva patients and referral sources, Gentiva price lists, Gentiva’s financial information and projections, and personnel data on Gentiva employees. Confidential Information does not include data or information: (a) which has been voluntarily disclosed to the public by Gentiva, except where such public disclosure has been made by Employee without authorization from Gentiva; (b) which has been independently developed and disclosed by others; or (c) which has otherwise entered the public domain through lawful means. This promise of confidentiality is in addition to, and does not limit, any common law or statutory rights of Gentiva to prevent disclosure, publication or use of its Confidential Information.

6.	Return of Gentiva Property

Upon termination of Employee’s employment with Gentiva or at any other time at Gentiva’s request, Employee agrees to deliver promptly to Gentiva all Gentiva property, including, but not limited to, patient lists or names, addresses and services, patient background information, patient files, patient care directives, all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, manufacturing processes, source codes, computer programs and similar items, memoranda, information and materials concerning actual and prospective referral sources, patients or business lists and all other materials and all copies thereof relating in any way to Gentiva’s business or patients which were obtained by Employee during the period of Employee’s employment with Gentiva which are in Employee’s possession, custody or control. Employee further agrees not to make or retain any copies of any of the foregoing and will so represent to Gentiva upon termination of Employee’s employment.

7.	Proprietary Information and Inventions

Employee agrees that any and all information and data originated by Employee while employed by Gentiva and, where applicable, by other employees or associates under Employee’s direction or supervision in connection with or as a result of Employee’s employment, shall be promptly disclosed to Gentiva, shall become Gentiva’s property, and shall be kept confidential by Employee. Any and all such information and data, reduced to written, graphic, or other tangible form and any and all copies and reproductions thereof shall be furnished to Gentiva upon request and in any case shall be returned to Gentiva upon termination of Employee’s employment with Gentiva.

Employee agrees that Employee will promptly disclose to Gentiva all inventions or discoveries made, conceived, or for the first time reduced to practice in connection with or as a result of the work and/or services Employee performs for Gentiva.

Employee agrees that Employee will assign the entire right, title, and interest in any such invention or inventions and any patents that may be granted thereon in any country in the world concerning such inventions to Gentiva. Employee further agrees that Employee will, without expense to Gentiva, execute all documents and do all acts which may be necessary, desirable, or convenient to enable Gentiva, at its expense, to file and prosecute applications for patents on such inventions, and to maintain patents granted thereon.

8.	Non-Disparagement

Employee agrees that during Employee’s employment with Gentiva and for a period of three (3) years following the termination of Employee’s employment with Gentiva, Employee will not take any action or make any statement which disparages Gentiva or its practices or which disrupts or impairs Gentiva’s normal operations. Nothing in this provision shall limit any common law or statutory rights of Gentiva or obligations of Employee.

9.	Equitable Relief

Employee acknowledges that Employee possesses unique skills, knowledge and ability, and agrees that any breach of the provisions of this Agreement would cause Gentiva irreparable injury which would not reasonably or adequately be compensated by damages in an action at law. Therefore, Employee agrees that Gentiva shall be entitled, in addition to any other remedies it may have under this Agreement, at law or otherwise, to immediate injunctive and other equitable relief to prevent or curtail any breach of this Agreement by Employee. Nothing in this Agreement shall prohibit Gentiva from seeking or recovering any legal or monetary damages to which it may be entitled if Employee breaches this Agreement.

10.	Severability and Modification

Employee and Gentiva expressly agree that the covenants and agreements contained in this Agreement are independent, separate, severable, and divisible, and in the event any portion or portions of such paragraphs are declared invalid or unenforceable, the validity of the remaining paragraphs of this Agreement will not be affected. If any provision contained herein shall for any reason be held excessively broad or unreasonable as to time, territory, activity, services or interest to be protected or otherwise unenforceable, the court is hereby empowered and requested to modify such provision by narrowing it, so as to make it reasonable and enforceable to the extent provided under applicable law.

11.	Waiver

The waiver by Gentiva of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee or of any of Gentiva’s rights under this Agreement.

12.	Entire Agreement

This Agreement contains the entire agreement between Employee and Gentiva with respect to the subject matters contained in the Agreement. It may not be changed orally, but only by an agreement in writing signed by the President of Gentiva and Employee. This Agreement supersedes any prior or contemporaneous discussions, negotiations, understandings, arrangements, or agreements between Gentiva and Employee with respect to the subject matters contained in this Agreement.

13.	Future Employers

Employee agrees that Gentiva may notify anyone employing Employee or evidencing an intention to employ Employee as to the existence and provisions of this Agreement and may provide any such person or organization a copy of this Agreement. Employee agrees that for a period of two (2) years after termination of Employee’s employment with Gentiva for any reason, Employee will provide Gentiva with the identity of any employer Employee goes to work for along with Employee’s job title and anticipated job duties with any such employer. Employee further agrees to provide a copy of this Agreement to anyone who employs Employee within two (2) years of the termination of Employee’s employment with Gentiva.

14.	Attorneys’ Fees and Costs

In the event Employee breaches this Agreement, Employee shall be liable to Gentiva for all costs of enforcement, including attorneys’ fees and court costs, in addition to all other damages and redress available to Gentiva in equity or in law.

15.	Binding Effect

The covenants, terms, and provisions set forth in this Agreement shall inure to the benefit of and be enforceable by Gentiva and its successors, assigns, and successors-in-interest, including, without limitation, any corporation, partnership, or other entity with which Gentiva may be merged or by which it may be acquired. Employee may not assign Employee’s rights and obligations under this Agreement to any other party.

16.	Employment At-Will Relationship

Employee and Gentiva agree that nothing in this Agreement alters the at-will nature of Employee’s employment relationship with Gentiva and that either Employee or Gentiva may terminate the employment relationship at any time for any reason. Employee further agrees that nothing in this Agreement limits Gentiva’s right to alter or modify Employee’s job title or job duties and responsibilities any time at Gentiva’s discretion.

17.	Choice of Law And Exclusive Jurisdiction and Venue

Employee and Gentiva agree that this Agreement shall be governed by and construed under the laws of the State of Georgia. Employee and Gentiva further agree that it is their intent that the provisions in this Agreement which are covered by O.C.G.A. §§ 13-8-50 through 13-8-59 (“Georgia Statute”) shall be governed by the Georgia Statute and that this Agreement should be interpreted to maximize the scope of the enforceability of its terms consistent with the Georgia Statute. Employee and Gentiva also agree that the exclusive venue for any dispute arising under this Agreement shall be either the Superior Court of Cobb County, Georgia or the United States District Court for the Northern District of Georgia, Atlanta Division. Employee and Gentiva consent to the jurisdiction and venue of these courts and waive any challenge to the jurisdiction and venue of these courts.

IN WITNESS WHEREOF, Gentiva and Employee have executed this Agreement as of the day and year set forth below.

EMPLOYEE:		GENTIVA HEALTH SERVICES, INC.

By:		By:
	Signature		Signature

	Print Name		Print Name

Date:
Title

Date: